UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2017

FEDERATED INVESTORS, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-14818	25-1111467
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

Federated Investors Tower
Pittsburgh, Pennsylvania 15222-3779
(Address of principal executive offices, including zip code)

(412) 288-1900
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 5, 2017, Federated Investors, Inc. (Federated) entered into an unsecured Third Amended and Restated Credit Agreement by and among Federated, certain of its subsidiaries as guarantors party thereto, a syndicate of ten banks as Lenders party thereto, PNC Bank, National Association as administrative agent, PNC Capital Markets LLC, as sole bookrunner and joint lead arranger, Citigroup Global Markets, Inc., as joint lead arranger, Citibank, N.A. as syndication agent, and TD Bank, N.A. as documentation agent (Credit Agreement). The Credit Agreement amended and restates Federated's prior unsecured Second Amended and Restated Credit Agreement, which was dated June 24, 2014 and scheduled to mature on June 24, 2019 (Prior Credit Agreement). The Credit Agreement refinances the $200 million revolving credit facility, and the $178.5 million outstanding term loan facility borrowings, under the Prior Credit Agreement, replacing both with a $375 million revolving credit facility which includes a $200 million optional increase (or accordion) feature. Federated had no borrowings under the previous revolving credit facility. The Credit Agreement does not include a term loan facility.

The Credit Agreement expires on June 5, 2022. The Credit Agreement requires outstanding principal to be paid on the expiration date and does not require quarterly principal payments. Federated, however, may elect to make principal payments in amounts determined by Federated in its discretion. Outstanding borrowings under the revolving credit facility bear interest, based on Federated's election, at either the London Interbank Offering Rate (LIBOR) plus a spread or a base rate (equal to the highest of the administrative agent's prime rate, the overnight bank funding rate plus a spread, or daily LIBOR plus a spread) plus a spread. Federated elected an interest rate equal to LIBOR plus a spread for the $178.5 million outstanding on the revolving line of credit and, assuming current interest rate levels are maintained, the interest rate is projected to be approximately 2.17% for the third quarter of 2017. The commitment fee under the Credit Agreement currently is projected to be 0.125% per annum on the daily amount of the unused portion of each Lender's commitment.

The Credit Agreement, similar to the Prior Credit Agreement, includes an interest coverage ratio covenant (consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) to consolidated interest expense) and a leverage ratio covenant (consolidated debt to consolidated EBITDA) as well as other customary terms and conditions, such as representations and warranties, affirmative and negative financial covenants, reporting requirements and other non-financial covenants. Federated was in compliance with all covenants as of June 5, 2017. The Credit Agreement, similar to the Prior Credit Agreement, also has certain stated events of default and cross default provisions which would permit the lenders/counterparties to accelerate the repayment of the debt if not cured within the applicable grace periods. The events of default generally include breaches of contract, failure to make required loan payments, insolvency, cessation of business, deterioration in credit rating to below investment grade, notice of lien or assessment, and other proceedings, whether voluntary or involuntary, that would require the repayment of amounts borrowed. The Credit Agreement, similar to the Prior Credit Agreement, also requires certain subsidiaries to enter into a Second Amended and Restated Continuing Agreement of Guaranty and Suretyship to guarantee payment of all obligations incurred through the Credit Agreement.
ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.
The disclosure set forth under Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED INVESTORS, INC.
(REGISTRANT)

Date	June 5, 2017	By:	/s/ Thomas R. Donahue
Thomas R. Donahue
Chief Financial Officer